Exhibit 99.1

           YORK International Announces Fourth Quarter and
          Full Year Results and Comments on Business Outlook


    YORK, Pa.--(BUSINESS WIRE)--Feb. 24, 2005--

          Results for 2004 in Line with Previous Guidance

Company Reiterates Full Year 2005 Guidance of $2.60 to $2.90 Per Share


    YORK International Corporation (NYSE:YRK) today reported net income of $15.4 million, or $0.37 per diluted share for the fourth quarter of 2004.
    Commenting on the results, President and CEO, C. David Myers said, "In 2004, our business was challenged by dramatic material cost increases and the impact of our implementation of YORKConnect; nevertheless, we executed well and are pleased with the progress we have made on our strategic priorities."
    Net sales increased 6.8% from the fourth quarter of 2003 to $1.2 billion. Asia and UPG delivered strong double-digit increases over the fourth quarter of 2003. Income from operations was $25.2 million in the fourth quarter of 2004, and reflects the impact of increased material costs, inefficiencies in service in the Americas and increased investments in IT infrastructure. Included in the fourth quarter results are additional costs related to an IT infrastructure outsourcing contract and $1.0 million in net restructuring costs primarily associated with changes in the EMEA organization.
    Income tax expense was $0.9 million and includes the impact of foreign tax planning strategies and tax benefits recorded in connection with certain foreign tax credit provisions in the American Jobs Creation Act of 2004. The positive tax benefits were partially offset by the restructuring costs and the costs related to the IT outsourcing contract. The Company is currently in discussions to significantly modify its IT infrastructure outsourcing contract and expects those negotiations to be concluded during the first quarter. Any impact associated with this modification will be included in the 2005 results.

    BUSINESS UNIT REVIEW

    GLOBAL APPLIED

    Sales for the Global Applied business grew 6.7% from the fourth quarter of 2003 to $960.1 million. Sales in the Americas were up 6.3% due to improved equipment volume in North America and Latin America, partially offset by lower service revenue in North America. Sales increased 5.0% in EMEA driven by strong growth in the Middle East and the favorable translation impact of European currencies. Asia sales increased 22.1% with growth across the entire region.
    Income from operations in the fourth quarter was $51.5 million compared to $62.2 million in the prior year. Higher material costs globally, inefficiencies resulting from the YORKConnect deployment in North America, and pricing pressures in Europe and Asia more than offset volume leverage, the benefits of 2003 restructuring actions, productivity gains and pricing realization in certain markets.
    The Global Applied backlog at the end of the quarter increased 14.0% from the prior year to $1.0 billion. Excluding the impact of foreign currency translation, the backlog improved 9.4%.

    UNITARY PRODUCTS

    UPG sales improved 13.0% to $187.7 million and UPG outpaced the industry with sales gains in every product category.
    Income from operations in the fourth quarter was $8.4 million. A more positive product mix, price increases and operating leverage on higher volume were offset by material cost increases, and investments in VISTA, marketing and product development.

    BRISTOL

    Bristol's sales for the fourth quarter were $73.7 million compared to $75.4 million in the fourth quarter of 2003.
    Bristol's loss from operations was $3.3 million in the fourth quarter of 2004 due to material cost increases, partially offset by improved productivity and lower selling, general and administrative spending.

    CORPORATE, ELIMINATIONS AND OTHER

    Corporate, eliminations and other expenses were $30.4 million as compared to $25.8 million in the fourth quarter of 2003, reflecting incremental investments in global IT infrastructure and increased spending associated with Sarbanes-Oxley compliance.

    FULL YEAR RESULTS

    Net sales for the full year increased 10.6% to a record $4.5 billion, led by double-digit increases in Global Applied and UPG. Income from operations for the full year was $128.2 million and includes a charge of $20 million to record the estimated liability associated with the UPG furnace remediation program. The targeted benefits from the 2003 restructuring actions were overachieved. These benefits, the success of new products, volume leverage, and productivity gains were offset by significant material cost increases, inefficiencies from the deployment of YORKConnect, and increased investments in VISTA and IT infrastructure. For the full year, the Company reported net income of $81.6 million, or $1.96 per diluted share. Solid balance sheet management led to a reduction in debt and the receivables securitization program of $62.8 million.

    OUTLOOK

    Mr. Myers said, "For 2005, we expect stable to improving markets, with the exception of Europe. We are seeing lower levels of quoting activity in Europe as a result of deteriorating macroeconomic indicators in this region. We anticipate strong growth in China and the Middle East and modest growth in the Americas and in the North American Unitary industry."
    Mr. Myers continued, "As highlighted in our December press release, we anticipate material cost increases of approximately $100 million in 2005. A majority of the incremental material cost increases in 2005 and the impact from the YORKConnect deployment will be in the first half of the year. These factors, as well as the impact of Europe, result in an expected first quarter loss in the range of $0.25 to $0.35 per share. For the full year, we are confident we will continue to deliver improvements in our businesses. We are reiterating our full-year guidance to achieve earnings in the range of $2.60 to $2.90 per share."

    CONFERENCE CALL AND WEBCAST INFORMATION

    YORK International will conduct a conference call to discuss fourth quarter performance and business outlook on Thursday, February 24, 2005, at 09:00 a.m. EST. The conference call will be available through a web broadcast on YORK International's web site at www.york.com.
    If you are unable to connect to the company's web site you may listen via telephone, please call 973-935-8509 (code not required) five minutes prior to the scheduled start time.
    There will be a replay of the conference call beginning Thursday, February 24, 2005, at 11:00 a.m., continuing through until Monday, February 28, 2005, at 11:00 p.m. You may call 877-519-4471, code #563
0183.

    CAUTIONARY STATEMENTS

    This press release and the earnings release conference call may contain non-GAAP financial measures that are reconciled to the most directly comparable GAAP measures on pages 8 and 9 of this press release. The company believes that providing this additional information provides a transparent view of core operational performance with and without the impact of special items in 2003. Management utilizes non-GAAP measures internally to assess historical and expected future performance of the company and as a basis for certain compensation arrangements. Special items in 2003 included restructuring costs, operating expenses related to restructuring initiatives, significant pension curtailments, and gain and loss on divestitures. Special items are the direct result of significant strategic actions initiated by management in 2003 to further reduce the company's overall cost structure and support implementation of the new geographic organization. These charges would not have been incurred if management did not initiate actions to reposition the company. Special items are deducted from GAAP measures (income from operations, income (loss) and earnings (loss) per share before cumulative effect of change in accounting principle, net income
(loss), and earnings (loss) per share) to allow users of the company's financial information to identify the cost impact of management's significant strategic decisions on historical results.
    This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include estimates used in determining the expected cost of the furnace remediation program, rising material costs, economic and political environments, climatic conditions, work stoppages, litigation, product liability, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.

    ABOUT YORK

    YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 23,200 employees worldwide.


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Condensed Consolidated Statements of Operations (unaudited)


                         Three Months Ended      Twelve Months Ended
                              Dec. 31,                Dec. 31,
(in thousands, except
 per share data)          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

Net sales              $1,189,794  $1,114,322  $4,510,143  $4,076,054

Cost of goods sold       (976,522)   (908,598) (3,679,326) (3,292,804)
                       ----------- ----------- ----------- -----------

  Gross profit            213,272     205,724     830,817     783,250

Selling, general, and
 administrative
 expenses                (187,082)   (167,319)   (701,629)   (636,179)

Restructuring and
 other charges, net        (1,007)    (30,101)     (1,007)    (91,395)
Gain on divestiture            --         345          --         345
                       ----------- ----------- ----------- -----------

  Income from
   operations              25,183       8,649     128,181      56,021

Interest expense, net      (9,893)    (11,073)    (41,773)    (47,535)

Equity in earnings
 (loss) of affiliates       1,024        (143)      8,569       5,582
                       ----------- ----------- ----------- -----------

  Income (loss) before
   income taxes and
   cumulative effect
   of change in
   accounting
   principle               16,314      (2,567)     94,977      14,068

Provision for income
 taxes                       (929)     (1,571)    (13,398)     (2,653)
                       ----------- ----------- ----------- -----------

  Income (loss) before
   cumulative effect
   of change in
   accounting
   principle               15,385      (4,138)     81,579      11,415

Cumulative effect of
 change in accounting
 principle                     --          --          --     (15,413)
                       ----------- ----------- ----------- -----------


  Net income (loss)    $   15,385  $   (4,138) $   81,579  $   (3,998)
                       =========== =========== =========== ===========

Diluted earnings
 (loss) per share:
  Income (loss) before
   cumulative effect
   of change in
   accounting
   principle           $     0.37  $    (0.10) $     1.96  $     0.28
  Cumulative effect of
   change in
   accounting
   principle                   --          --          --       (0.38)
                       ----------- ----------- ----------- -----------

  Net income (loss)    $     0.37  $    (0.10) $     1.96  $    (0.10)
                       =========== =========== =========== ===========

Cash dividends per
 share                 $     0.20  $     0.15  $     0.80  $     0.60
                       =========== =========== =========== ===========

Diluted weighted
 average common shares
 and common
 equivalents
 outstanding               41,721      40,069      41,623      40,206



            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Condensed Consolidated Balance Sheets (unaudited)


                                             December 31, December 31,
(in thousands)                                  2004         2003
                                             ------------ ------------

ASSETS

Current assets:
  Cash and cash equivalents                  $    42,881  $    49,650
  Receivables, net                               804,141      662,525
  Inventories                                    615,131      512,714
  Prepayments and other current assets           154,738      144,255
                                             ------------ ------------

    Total current assets                       1,616,891    1,369,144

Deferred income taxes                            152,259      133,298
Investments in affiliates                         35,725       28,200
Property, plant, and equipment, net              556,629      541,118
Goodwill                                         542,851      529,182
Intangibles, net                                  39,357       36,744
Deferred charges and other assets                 77,978       99,530
                                             ------------ ------------

    Total assets                             $ 3,021,690  $ 2,737,216
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and current portion of long-
   term debt                                 $    19,539  $    30,755
  Accounts payable and accrued expenses        1,154,713      939,179
  Income taxes                                    40,829       45,035
                                             ------------ ------------

    Total current liabilities                  1,215,081    1,014,969

Long-term warranties                              49,379       46,888
Long-term debt                                   545,468      582,027
Postretirement and postemployment benefits       226,213      233,841
Other long-term liabilities                      106,686       83,091
                                             ------------ ------------

    Total liabilities                          2,142,827    1,960,816

Stockholders' equity                             878,863      776,400
                                             ------------ ------------

    Total liabilities and stockholders'
     equity                                  $ 3,021,690  $ 2,737,216
                                             ============ ============

Certain reclassifications have been made to the 2003 condensed consolidated balance sheet to conform to the 2004 presentation.



           YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

    Supplemental Statement of Operations and Segment Information
                              (unaudited)


                                    Three Months Ended December 31,
                                --------------------------------------
                                                             2003
(in thousands, except per share                            Excluding
 data)                             2004        2003      Special Items
                                ----------- ------------ -------------

Revenue:
--------
Global Applied:
  Americas                      $  414,087  $   389,637  $    389,637
  EMEA                             444,684      423,496       423,496
  Asia                             168,541      138,030       138,030
  Intragroup sales                 (67,224)     (51,424)      (51,424)
                                ----------- ------------ -------------
                                   960,088      899,739       899,739
Unitary Products Group             187,716      166,097       166,097
Bristol Compressors                 73,731       75,387        75,387
Eliminations                       (31,741)     (26,901)      (26,901)
                                ----------- ------------ -------------
  Total                         $1,189,794  $ 1,114,322  $  1,114,322
                                =========== ============ =============

Income from Operations:
-----------------------
Global Applied:
  Americas                      $   13,931  $    25,133  $     25,133
  EMEA                              20,606       19,941        19,941
  Asia                              16,971       17,137        17,137
                                ----------- ------------ -------------
                                    51,508       62,211        62,211
Unitary Products Group               8,378        9,622         9,622
Bristol Compressors                 (3,287)         (58)          (58)
Corporate, eliminations, and
 other                             (30,409)     (25,805)      (25,805)
Charges and other expenses          (1,007)A    (37,666)B          --
Gain on divestiture                     --          345            --
                                ----------- ------------ -------------
  Total                         $   25,183  $     8,649  $     45,970

Interest expense, net               (9,893)     (11,073)      (11,073)

Equity in earnings (loss) of
 affiliates                          1,024         (143)         (143)
                                ----------- ------------ -------------

Income (loss) before income
 taxes                              16,314       (2,567)       34,754

Provision for income taxes            (929)      (1,571)       (7,331)

                                ----------- ------------ -------------

Net income (loss)               $   15,385  $    (4,138) $     27,423
                                =========== ============ =============

Diluted earnings (loss) per
 share:
  Net income (loss)             $     0.37  $     (0.10) $       0.67
                                =========== ============ =============

Weighted average diluted shares     41,721       40,069        41,218

 A -- Includes $1,007 of restructuring and other charges, net. Accrual reversals of $2,758 relate to prior restructuring actions and charges of $3,765 relate to additional severance actions associated primarily with the realignment of our EMEA organization.

 B -- Includes $31,843 of restructuring and other charges (of which $1,742 is recorded as part of cost of goods sold), $4,195 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions, and $1,628 of curtailment costs (recorded as part of selling, general, and administrative expenses).



     Supplemental Statement of Operations and Segment Information
                              (unaudited)


                                    Twelve Months Ended December 31,
                                 -------------------------------------
                                                             2003
(in thousands, except per share                            Excluding
 data)                              2004        2003     Special Items
                                 ----------- ----------- -------------

Revenue:
--------
Global Applied:
  Americas                       $1,520,645  $1,388,930  $  1,388,930
  EMEA                            1,512,006   1,343,138     1,343,138
  Asia                              611,655     490,063       490,063
  Intragroup sales                 (234,865)   (194,537)     (194,537)
                                 ----------- ----------- -------------
                                  3,409,441   3,027,594     3,027,594
Unitary Products Group              854,100     760,059       760,059
Bristol Compressors                 426,657     451,241       451,241
Eliminations                       (180,055)   (162,840)     (162,840)
                                 ----------- ----------- -------------
  Total                          $4,510,143  $4,076,054  $  4,076,054
                                 =========== =========== =============

Income from Operations:
-----------------------
Global Applied:
  Americas                       $   50,387  $   54,855  $     54,855
  EMEA                               47,085      44,691        44,691
  Asia                               69,656      69,634        69,634
                                 ----------- ----------- -------------
                                    167,128     169,180       169,180
Unitary Products Group               75,454      60,698        60,698
Bristol Compressors                   5,220      25,405        25,405
Corporate, eliminations, and                A
 other                             (118,614)    (79,858)      (79,858)
Charges and other expenses           (1,007)B  (119,749)C          --
Gain on divestiture                      --         345            --
                                 ----------- ----------- -------------
  Total                          $  128,181  $   56,021  $    175,425

Interest expense, net               (41,773)    (47,535)C     (46,635)

Equity in earnings of affiliates      8,569       5,582         5,582
                                 ----------- ----------- -------------

Income before income taxes and
 cumulative effect of change in
 accounting principle                94,977      14,068       134,372

Provision for income taxes          (13,398)     (2,653)      (28,241)

                                 ----------- ----------- -------------

Income before cumulative effect
 of change in accounting
 principle                       $   81,579  $   11,415  $    106,131
                                 =========== =========== =============

Diluted earnings per share:
  Income before cumulative
   effect of change in
   accounting principle          $     1.96  $     0.28  $       2.64
                                 =========== =========== =============

Weighted average diluted shares      41,623      40,206        40,206

 A -- Includes a charge of $20,000 to record the estimated liability associated with the UPG furnace remediation program.

 B -- Includes $1,007 of restructuring and other charges, net. Accrual reversals of $2,758 relate to prior restructuring actions and charges of $3,765 relate to additional severance actions associated primarily with the realignment of our EMEA organization.

 C -- Includes $96,879 of restructuring and other charges (of which $5,484 is recorded as part of cost of goods sold), $8,828 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions, $14,042 of curtailment costs (recorded as part of selling, general, and administrative expenses), and $900 of fees related to repayment of sale leaseback obligation (recorded as part of interest expense).


    CONTACT: YORK International Corporation
             Helen Marsteller, 717-771-7451